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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Snodgrass                John                      D.
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   (Last)               (First)                 (Middle)

Cendant Corporation                6 Sylvan Way
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                                    (Street)

Parsippany               NJ                      07054
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


12/15/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Cendant Corporation (CD)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

   12/23/97
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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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     Common Stock                          33,643                      I                    By The Snodgrass Foundation
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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Option to Purchase       12/17/97  01/31/02         Common Stock           396,030       1.3025         D
     Common Stock
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Option to Purchase       12/17/97  01/31/02         Common Stock           876,650       1.4232         D
     Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase       12/17/97  01/31/02         Common Stock           876,650       1.5542         D
     Common Stock
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Option to Purchase       12/17/97  01/31/02         Common Stock           876,650       1.6978         D
     Common Stock
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Option to Purchase       12/17/97  09/29/03         Common Stock           511,903       4.6398         D
     Common Stock
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Option to Purchase       12/17/97  06/14/04         Common Stock           1,093,026     5.2120         D
     Common Stock
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Option to Purchase       12/17/97  05/05/05         Common Stock           1,341,271     6.476          D
     Common Stock
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Option to Purchase       12/17/97  05/31/06         Common Stock           768,992       25.852         D
     Common Stock
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Option to Purchase       12/17/97  04/30/07         Common Stock           600,775       23.8754        D
     Common Stock
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Option to Purchase       1/1/99*   12/17/07         Common Stock           120,000       30.3750        D
     Common Stock
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
Explanation of Responses:
* Twenty percent of the aggregate number of shares subject to the option become exercisable on January 1, 1999 and an additional twenty percent each succeeding January 1.

/s/ Eric J. Bock                                                1/8/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.